Exhibit 10.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED BYLAWS

OF

SOUTHWEST WATER COMPANY

The following sets forth the second amendment to the Amended and Restated Bylaws (the “Bylaws”) of Southwest Water Company, a Delaware corporation, which amendment shall be effective as of February 12, 2004.

1.                                       Sections 2 and 3 of Article IV of the Bylaws are hereby amended and restated in their entirety to read as follows:

“SECTION 2.                          Chairman of the Board.  The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by these bylaws.  If there is no Chief Executive Officer or President, the Chairman of the Board shall in addition be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 3A of this Article IV.

SECTION 3A.                      Chief Executive Officer.  Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there is such an officer, the Chief Executive Officer shall, subject to the control of the Board of Directors and these bylaws, have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors or prescribed by these bylaws. He or she shall have the power to sign all stock certificates, contracts, and other instruments of the Corporation which are authorized and shall have general supervision and direction of all the other officers, employees and agents of the Corporation.

SECTION 3B.  President.  In the absence or disability of the Chief Executive Officer, if there be such an officer, the President shall perform all the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.  The President shall have such other duties as from time to time may be prescribed for him by the Board of Directors or the Chief Executive Officer.”

2.                                       Article IV, Section 1 of the Bylaws is hereby amended in its entirety to read as follows:

“SECTION 1.   Generally.  The officers of the Corporation shall consist of a Chief Executive Officer, President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as may from time to time be appointed by the Board of Directors.  Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person.”